                                                                   EXHIBIT (3)-2

                        AMENDED ARTICLES OF INCORPORATION
                           (AMENDED DECEMBER 10, 1998)

          FIRST: The name of the Corporation is Aeroquip-Vickers, Inc.

          SECOND: The principal office of the Corporation is located in the City of Maumee, Lucas County, Ohio.

          THIRD: The purposes of the Corporation are:

          (a) To manufacture, develop, process, produce, fabricate, design, hold, buy, sell, exchange, export, import, lease, transport, store, manage, and deal in and with, and patent, and receive and grant licenses with respect to the use, sale and manufacture of, machinery, equipment, apparatus, devices, transportation, facilities, tools, chemicals, and goods, wares, merchandise, processes, patents, formulae, choses in action and other tangible or intangible personal property of every kind and description;

          (b) To acquire, own, construct, rebuild, repair, use, lease, operate, manage, sell, mine, quarry and otherwise dispose of and deal in and with any real estate, natural resources, laboratories, buildings and other structures, or any interests therein;

          (c) To acquire, hold, guarantee, sell, assign, exchange and otherwise dispose of or deal in and with shares of stock and other securities of whatever nature issued by other corporations, governments, firms, trusts or individuals;

          (d) To carry on any one or more of the activities aforesaid on its own behalf or for others, and to transact any and all business incidental to any of the foregoing purposes.

          The purposes of the Corporation may from time to time be changed by amendment of these Articles.

           FOURTH: The number of shares which the Corporation is authorized to have outstanding is 104,000,000, consisting of 4,000,000 shares of Serial Preferred Stock without par value (hereinafter called "Serial Preferred Stock") and 100,000,000 Common Shares of the par value of $5 per share (hereinafter called "Common Shares").

          The shares of such classes shall have the following express terms:

Paragraph 1.  EXPRESS TERMS OF THE SERIAL PREFERRED STOCK

          Section 1. The Serial Preferred Stock may be issued from time to time in one or more series. All shares of Serial Preferred Stock shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Board of Directors as hereinafter provided and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. Subject to the provisions of Sections 2 to 8, both inclusive, of this Paragraph, which provisions shall apply to all Serial Preferred Stock, the Board of Directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix:

          (a) The designation of the series, which may be by distinguishing number, letter or title.

          (b) The number of shares of the series, which number the Board of Directors may (except where otherwise provided in the creation of
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

                    the series) increase or decrease (but not below the number of shares thereof then outstanding).

          (c)       The annual dividend rate of the series.

          (d) The dates at which dividends, if declared, shall be payable, and the dates from which dividends shall be cumulative.

          (e) The redemption rights and price or prices, if any, for shares of the series.

          (f) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

          (g) The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

          (h) Whether the shares of the series shall be convertible into Common Shares and, if so, the conversion rate or rates, any adjustments thereof, and all other terms and conditions upon which such conversion may be made.

          (i) Restrictions (in addition to those set forth in Section 6(b) and 6(c) of this Paragraph) on the issuance of shares of the same series or of any other class or series.

     The Board of Directors is authorized to adopt, from time to time, amendments to the Articles of Incorporation fixing, with respect to each such series, the matters described in clauses (a) to (i), both inclusive, of this
Section 1.

     Section 2. The holders of Serial Preferred Stock of each series, in preference to the holders of Common Shares and of any other class of shares ranking junior to the Serial Preferred Stock, shall be entitled to receive out of any funds legally available and when and as declared by the Board of Directors dividends in cash at the rate for such series fixed in accordance with the provisions of Section 1 of this Paragraph and no more, payable quarterly on the dates fixed for such series. Such dividends shall be cumulative, in the case of shares of each particular series, from and after the date or dates fixed with respect to such series. No dividends may be paid upon or declared or set apart for any of the Serial Preferred Stock for any quarterly dividend period unless at the same time a like proportionate dividend for the same quarterly dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid upon or declared or set apart for all Serial Preferred Stock of all series then issued and outstanding and entitled to receive such dividend.

     Section 3. In no event so long as any Serial Preferred Stock shall be outstanding shall any dividend, except a dividend payable in Common Shares or other shares ranking junior to the Serial Preferred Stock, be paid or declared or any distribution be made except as aforesaid on the Common Shares or any other shares ranking junior to the Serial Preferred Stock, nor shall any Common Shares or any other shares ranking junior to the Serial Preferred Stock be purchased, retired or otherwise acquired by the Corporation:

     (a) Unless all accrued and unpaid dividends on Serial Preferred Stock, including the full dividends for the current quarterly dividend period, shall have been declared and paid or a sum sufficient for payment thereof set apart; and

     (b) Unless there shall be no arrearages with respect to the redemption of Serial Preferred Stock of any series from any sinking fund provided for shares of such series in accordance with the provisions of Section 1 of this Paragraph.

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

         Section 4.

     (a)  Subject to the express terms of each series and to the provisions of
          Section 6(b)(iii) of this Paragraph 1, the Corporation may from time to time redeem all or any part of the Serial Preferred Stock of any series at the time outstanding (i) at the option of the Board of Directors at the applicable redemption price for such series fixed in accordance with the provisions of Section 1 of this Paragraph, or (ii) in fulfillment of the requirements of any sinking fund provided for shares of such series at the applicable sinking fund redemption price, fixed in accordance with the provisions of Section 1 of this Paragraph, together in each case with accrued and unpaid dividends to the redemption date.

     (b) Notice of every such redemption shall be mailed, postage prepaid, to the holders of record of the Serial Preferred Stock to be redeemed at their respective addresses then appearing on the books of the Corporation, not less than thirty (30) days nor more than sixty (60) days prior to the date fixed for such redemption. At any time before or after notice has been given as above provided, the Corporation may deposit the aggregate redemption price of the shares of Serial Preferred Stock to be redeemed with any bank or trust company in Toledo, Ohio, or New York, New York, having capital and surplus of more than Five Million Dollars ($5,000,000), named in such notice, directed to be paid to the respective holders of the shares of Serial Preferred Stock so to be redeemed, in amounts equal to the redemption price of all shares of Serial Preferred Stock so to be redeemed, on surrender of the stock certificate or certificates held by such holders, and upon the making of such deposit such holders shall cease to be shareholders with respect to such shares, and after such notice shall have been given and such deposit shall have been made such holders shall have no interest in or claim against the Corporation with respect to such shares except only to receive such money from such bank or trust company without interest or the right to exercise, before the redemption date, any unexpired privileges of conversion. In case less than all of the outstanding shares of Serial Preferred Stock are to be redeemed, the Corporation shall select by lot the shares so to be redeemed in such manner as shall be prescribed by its Board of Directors.

          If the holders of shares of Serial Preferred Stock which shall have been called for redemption shall not, within ten years after such deposit, claim the amount deposited for the redemption thereof, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company and the Corporation shall be relieved of all responsibility in respect thereof and to such holders.

     (c) Any shares of Serial Preferred Stock which are redeemed by the Corporation pursuant to the provisions of this Section 4 and any shares of Serial Preferred Stock which are purchased and delivered in satisfaction of any sinking fund requirements provided for shares of such series and any shares of Serial Preferred Stock which are converted in accordance with the express terms thereof shall be cancelled and not reissued. Any shares of Serial Preferred Stock otherwise acquired by the Corporation shall resume the status of authorized and unissued shares of Serial Preferred Stock without serial designation.

         Section 5.

     (a) The holders of Serial Preferred Stock of any series shall, in case of liquidation, dissolution or winding up of the affairs of the Corporation, be entitled to receive in full out of the assets of the Corporation, including its capital, before any amount shall be paid or distributed among the holders of the Common Shares or any

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          other shares ranking junior to the Serial Preferred Stock, the amounts fixed with respect to shares of such series in accordance with Section 1 of this Paragraph, plus in either event an amount equal to all dividends accrued and unpaid thereon to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of the affairs of the Corporation. In case the net assets of the Corporation legally available therefor are insufficient to permit the payment upon all outstanding shares of Serial Preferred Stock of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed ratably upon outstanding shares of Serial Preferred Stock in proportion to the full preferential amount to which each such share is entitled.

          After payment to holders of Serial Preferred Stock of the full preferential amounts as aforesaid, holders of Serial Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

     (b) The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the property or business of the Corporation, shall not be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 5.

         Section 6.

     (a) The holders of Serial Preferred Stock shall be entitled to one vote for each share of such stock upon all matters presented to the shareholders; and, except as otherwise provided herein or required by law, the holders of Serial Preferred Stock and the holders of Common Shares shall vote together as one class on all matters.

          If, and so often as, the Corporation shall be in default in the payment of six (6) full quarterly dividends (whether or not consecutive) on any series of Serial Preferred Stock at the time outstanding, whether or not earned or declared, the holders of Serial Preferred Stock of all series, voting separately as a class and in addition to all other rights to vote for Directors, shall be entitled to elect, as herein provided, two (2) members of the Board of Directors of the Corporation; provided, however, that the holders of shares of Serial Preferred Stock shall not have or exercise such special class voting rights except at meetings of the shareholders for the election of Directors at which the holders of not less than thirty-five per cent (35%) of the outstanding shares of Serial Preferred Stock of all series then outstanding are present in person or by proxy; and provided further that the special class voting rights provided for herein when the same shall have become vested shall remain so vested until all accrued and unpaid dividends on the Serial Preferred Stock of all series then outstanding shall have been paid, whereupon the holders of Serial Preferred Stock shall be divested of their special class voting rights in respect of subsequent elections of Directors, subject to the revesting of such special class voting rights in the event hereinabove specified in this paragraph.

          In the event of default entitling the holders of Serial Preferred Stock to elect two (2) Directors as above specified, a special meeting of the shareholders for the purpose of electing such Directors shall be called by the Secretary of the Corporation upon written request of, or may be called by, the holders of record of at least ten per cent (10%) of the shares of Serial Preferred Stock of all series at the time outstanding, and notice thereof shall be given in the same manner as that required for the annual

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


          meeting of shareholders; provided, however, that the Corporation shall not be required to call such special meeting if the annual meeting of shareholders shall be held within ninety (90) days after the date of receipt of the foregoing written request from the holders of Serial Preferred Stock. At any meeting at which the holders of Serial Preferred Stock shall be entitled to elect Directors, the holders of thirty-five per cent (35%) of the then outstanding shares of Serial Preferred Stock of all series, present in person or by proxy, shall be sufficient to constitute a quorum, and the vote of the holders of a majority of such shares so present at any such meeting at which there shall be such a quorum shall be sufficient to elect the members of the Board of Directors which the holders of Serial Preferred Stock are entitled to elect as hereinabove provided.

     (b) The affirmative vote of the holders of at least two-thirds of the shares of Serial Preferred Stock at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Serial Preferred Stock shall vote separately as a class, shall be necessary to effect any one or more of the following (but so far as the holders of Serial Preferred Stock are concerned, such action may be effected with such vote):

          (i) Any amendment, alteration or repeal of any of the provisions of the Articles of Incorporation or of the Regulations of the Corporation which affects adversely the voting powers, rights or preferences of the holders of Serial Preferred Stock; provided, however, that, for the purpose of this clause (i) only, neither the amendment of the Articles of Incorporation so as to authorize or create, or to increase the authorized or outstanding amount of, Serial Preferred Stock or of any shares of any class ranking on a parity with or junior to the Serial Preferred Stock, nor the amendment of the provisions of the Regulations so as to increase the number of Directors of the Corporation shall be deemed to affect adversely the voting powers, rights or preferences of the holders of Serial Preferred Stock; and provided further, that if such amendment, alteration or repeal affects adversely the rights or preferences of one or more but not all series of Serial Preferred Stock at the time outstanding, only the affirmative vote of the holders of at least two-thirds of the number of the shares at the time outstanding of the series so affected shall be required;

          (ii) The authorization or creation of, or the increase in the authorized amount of, any shares of any class, or any security convertible into shares of any class, ranking prior to the Serial Preferred Stock; or

          (iii) The purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Serial Preferred Stock then outstanding except in accordance with a stock purchase offer made to all holders of record of Serial Preferred Stock, unless all dividends upon all Serial Preferred Stock then outstanding for all previous quarterly dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

     (c) The affirmative vote of the holders of at least a majority of the shares of Serial Preferred Stock at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Serial Preferred Stock shall vote separately as a class, shall be necessary to effect any one or more of the following (but so far as the holders of Serial Preferred Stock are concerned, such action may be effected with such vote):

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          (i)  The sale, lease or conveyance by the Corporation of all or substantially all of its property or business, or its consolidation with or merger into any other corporation unless the corporation resulting from such consolidation or merger will have after such consolidation or merger no class of shares either authorized or outstanding ranking prior to or on a parity with the Serial Preferred Stock except the same number of shares ranking prior to or on a parity with the Serial Preferred Stock and having the same rights and preferences as the shares of the Corporation authorized and outstanding immediately preceding such consolidation or merger, and each holder of Serial Preferred Stock immediately preceding such consolidation or merger shall receive the same number of shares, with the same rights and preferences, of the resulting corporation; or

          (ii) The authorization of any shares ranking on a parity with the Serial Preferred Stock or an increase in the authorized number of shares of Serial Preferred Stock.

     Section 7. The holders of Serial Preferred Stock shall have no pre-emptive right to purchase or have offered to them for purchase any shares or other securities of the Corporation, whether now or hereafter authorized.

     Section 8. For the purpose of this Paragraph 1:

     Whenever reference is made to shares "ranking prior to the Serial Preferred Stock" or "on a parity with the Serial Preferred Stock," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are given preference over, or rank on an equality with (as the case may be) the rights of the holders of Serial Preferred Stock; and whenever reference is made to shares "ranking junior to the Serial Preferred Stock," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are junior and subordinate to the rights of the holders of Serial Preferred Stock.

Paragraph 1(a). EXPRESS TERMS OF THE $4.75 CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES A.

     There is hereby established a first series of Serial Preferred Stock to which the following provisions shall be applicable:

     Section 1. DESIGNATION OF SERIES. The series shall be designated "$4.75 Cumulative Convertible Preferred Stock, Series A" (hereinafter called "Series A Preferred Stock").

     Section 2. NUMBER OF SHARES. The number of shares of Series A Preferred Stock is 1,357,100, which number the Board of Directors may increase or decrease (but not below the number of shares of the series then outstanding).

     Section 3. DIVIDEND RATE. The dividend rate for Series A Preferred Stock is $4.75 per share per annum.

     Section 4. DIVIDEND PAYMENT DATES; CUMULATION DATES. The dates at which dividends on the Series A Preferred Stock shall be payable are March 10, June 10, September 10 and December 10 of each year. Dividends on Series A Preferred Stock shall be cumulative from and after the date of issuance thereof.


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     Section 5. REDEMPTION PRICES. The Series A Preferred Stock shall not be redeemable by the Corporation prior to January 1, 1974. Thereafter the redemption prices for the Series A Preferred Stock shall be as follows:

                      If the Redemption
                     Date Is During the
                       12-Month Period                Redemption
                     Beginning January 1                Price
                     ------------------               ----------
                            1974                         $104.75
                            1975                          103.75
                            1976                          102.75
                            1977                          101.75
                            1978                          100.75
                         Thereafter                       100.00

     Section 6. LIQUIDATION RIGHTS. The amount payable on Series A Preferred Stock in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation shall be an amount equal to $100.00 per share.

     Section 7. CONVERSION RIGHTS.

     (a) Subject to the provisions for adjustment hereinafter set forth, shares of the Series A Preferred Stock shall be convertible at any time at the option of the holder thereof, upon surrender to any transfer agent for such series of the certificate or certificates evidencing the shares so to be converted, into fully paid and non-assessable Common Shares of the Corporation at the initial rate of one and one-half (1-1/2) Common Shares for each share of the Series A Preferred Stock so surrendered for conversion. The right to convert shares of the Series A Preferred Stock shall terminate with respect to shares called for redemption on the third business day prior to the date fixed for redemption. Upon conversion, no payment or adjustment shall be made for dividends on the shares of the Series A Preferred Stock so converted.

     (b) The number of Common Shares and the number of shares of other classes of the Corporation, if any, into which each share of the Series A Preferred Stock is convertible shall be subject to adjustment from time to time only as follows:

          (i) In case the Corporation shall (A) establish a record date for the determination of the holders of its Common Shares who are entitled to receive a dividend declared payable in Common Shares of the Corporation, (B) subdivide its Common Shares, (C) combine its outstanding Common Shares into a smaller number of shares or
               (D) issue by reclassification of its Common Shares any shares of the Corporation, the holder of each share of the Series A Preferred Stock shall thereafter be entitled to receive upon the conversion of such share the number of shares of the Corporation which he would have owned or have been entitled to receive after the happening of any of the events described above had such share of the Series A Preferred Stock been converted immediately prior to the happening of such event, such adjustment to become effective immediately after the opening of business on the day following such record date or the day upon which such subdivision, combination or reclassification becomes effective.

          (ii) In case of any consolidation or merger of the Corporation with or into another corporation, or in case of any sale or conveyance to another corporation of all or substantially all the property of the Corporation, the holder of each share of the Series A Preferred Stock then outstanding shall have the right thereafter, so long as his conversion right

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               hereunder shall exist, to convert such share into the kind and amount of shares of stock or other securities or property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of Common Shares of the Corporation into which such share might have been converted immediately prior to such consolidation, merger, sale or conveyance, and shall have no other conversion rights under these provisions; in any such event, effective provision shall be made, in the articles or certificate of incorporation of the resulting or surviving corporation or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the shares of the Series A Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock, other securities or property deliverable upon conversion of the shares of the Series A Preferred Stock remaining outstanding, and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the shares of the Series A Preferred Stock remaining outstanding shall be entitled to receive pursuant to the provisions hereof, and to make provision for the protection of the conversion right as above provided.

          (iii) No fractional Common Share shall be issued upon any conversion but, in lieu thereof, there shall be paid to the holder of the shares of the Series A Preferred Stock surrendered for conversion as soon as practicable after the date such shares are surrendered for conversion an amount in cash equal to the same fraction of the market value of a full Common Share, unless the Board of Directors of the Corporation shall determine to adjust fractional shares by the issue of fractional scrip certificates or in some other manner. For such purpose, the market value of a Common Share shall be the last sales price of 100 shares or more on the day immediately preceding the date upon which such shares are surrendered for conversion, or, in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, in either case as officially quoted by the New York Stock Exchange.

          (iv) No adjustment in the number of Common Shares into which each share of the Series A Preferred Stock is convertible shall be required unless such adjustment would require an increase or decrease of at least 1/100th of a share in the number of Common Shares into which such share is then convertible; provided, however, that any adjustments which by reason of this clause (iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

          (v) Whenever any adjustment is required in the Common Shares into which each share of the Series A Preferred Stock is convertible, the Corporation shall forthwith (A) file with the transfer agent or transfer agents for the shares of the Series A Preferred Stock a statement describing in reasonable detail the adjustment and the method of calculation used and (B) shall instruct the said transfer agent or agents to exhibit the same from time to time to any holder of Series A Preferred Stock desiring an inspection thereof.

(c) The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares the full number of shares into which all shares of the Series A Preferred Stock from time to time outstanding are convertible, but Common Shares held in the treasury of the Corporation may be delivered upon any conversion of shares of the Series A Preferred Stock in the Corporation's discretion.

     (d) The Corporation will pay any and all issue and other taxes that may be payable in respect of any issue or delivery of Common Shares on conversion of shares of the Series A Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares in a name other than that in which the shares of the Series A Preferred Stock so converted were registered and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

     (e) In the event the Corporation shall offer securities of the Corporation or of any other corporation to the holders of its Common Shares, the Corporation shall make the same offer to the holders of shares of the Series A Preferred Stock, giving to each such holder the right to purchase at the offer price the amount of such securities which such holder would have been entitled to purchase had he converted each share of the Series A Preferred Stock held by him immediately prior to the taking of a record of the holders of Common Shares for the purpose of entitling them to receive such offer, such offer to the holders of shares of the Series A Preferred Stock to be made to those holders who are such of record on the books of the Corporation on the same date as is used for the taking of a record of the holders of Common Shares for such offer.

     (f) Upon conversion of Series A Preferred Stock, the stated capital of the Common Shares issued upon such conversion shall be the aggregate par value thereof, and the stated capital of the Corporation shall be correspondingly increased or reduced to reflect the difference between the stated capital of the Series A Preferred Stock so converted and the stated capital of the Common Shares issued upon conversion.

Paragraph 1(b).   EXPRESS TERMS OF THE CUMULATIVE REDEEMABLE PREFERRED STOCK.

     There is hereby established a series of Serial Preferred Stock to which the following provisions shall be applicable:

     Section l. DESIGNATION OF SERIES. The series shall be designated "Cumulative Redeemable Serial Preferred Stock" (hereinafter sometimes called this "Series" or the "Cumulative Redeemable Preferred Shares").

     Section 2. NUMBER OF SHARES. The number of shares of this Series shall be 1,000,000.

     Section 3. DIVIDENDS.

     (a) The holders of record of Cumulative Redeemable Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors in accordance with the terms hereof, out of funds legally available for the purpose, cumulative quarterly dividends payable in cash on the first day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Cumulative Redeemable Preferred Share in an amount per share (rounded to the nearest cent) equal to the lesser of (i) $500 per share or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in cash) of all non-cash dividends or other distributions

          (other than a dividend payable in Common Shares, or a subdivision of the outstanding Common Shares (by reclassification or otherwise)), declared on the Common Shares since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any Cumulative Redeemable Preferred Share or fraction of a Cumulative Redeemable Preferred Share. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount to which holders of Cumulative Redeemable Preferred Shares were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

     (b) Dividends shall begin to accrue and be cumulative on outstanding Cumulative Redeemable Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Cumulative Redeemable Preferred Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Cumulative Redeemable Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. No dividends shall be paid upon or declared and set apart for any Cumulative Redeemable Preferred Shares for any dividend period unless at the same time a dividend for the same dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid upon or declared and set apart for all Serial Preferred Stock of all series then outstanding and entitled to receive such dividend. The Board of Directors may fix a record date for the determination of holders of Cumulative Redeemable Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 40 days prior to the date fixed for the payment thereof.

     Section 4. REDEMPTIONS. Subject to the provisions of Section 6(b)(iii) of Paragraph l and in accordance with Section 4 of Paragraph l, the Cumulative Redeemable Preferred Shares shall be redeemable from time to time at the option of the Board of Directors of the Corporation, as a whole or in part, at any time at a redemption price per share equal to one hundred times the then applicable Purchase Price as defined in that certain Rights Agreement, dated as of February 7, 1999, between the Corporation and First Chicago Trust Company of New York (the "Rights Agreement"), as the same may be from time to time amended in accordance with its terms, which Purchase Price is $150.00 as of February 7, 1999, subject to adjustment from time to time as provided in the Rights Agreement. Copies of the Rights Agreement are available from the Corporation upon request. In case less than all of the outstanding Cumulative Redeemable Preferred Shares are to be redeemed, the Corporation shall select by lot the shares so to be redeemed in such manner as shall be prescribed by its Board of Directors.

     Section 5. LIQUIDATIONS.

     (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation

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          (hereinafter referred to as a "Liquidation"), no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon Liquidation) to the Cumulative Redeemable Preferred Shares, unless, prior thereto, the holders of Cumulative Redeemable Preferred Shares shall have received at least an amount per share equal to one hundred times the then applicable Purchase Price as defined in the Rights Agreement, as the same may be from time to time amended in accordance with its terms (which Purchase Price is $150.00 as of February 7, 1999), subject to adjustment from time to time as provided in the Rights Agreement, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment, provided that the holders of shares Cumulative Redeemable Preferred Shares shall be entitled to receive at least an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Shares (the "Cumulative Redeemable Preferred Shares Liquidation Preference").

     (b) In the event, however, that the net assets of the Corporation are not sufficient to pay in full the amount of the Cumulative Redeemable Preferred Shares Liquidation Preference and the liquidation preferences of all other series of Serial Preferred Stock, if any, which rank on a parity with the Cumulative Redeemable Preferred Shares as to distribution of assets in Liquidation, all shares of this Series and of such other series of Serial Preferred Stock shall share ratably in the distribution of assets (or proceeds thereof) in Liquidation in proportion to the full amounts to which they are respectively entitled.

     (c) In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount to which holders of Cumulative Redeemable Preferred Shares were entitled immediately prior to such event pursuant to the proviso set forth in paragraph (a) above, shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

     (d) The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the property or business of the Corporation, shall not be deemed to be a Liquidation for the purposes of this Section 5.

     Section 6. CONVERSIONS. The Cumulative Redeemable Preferred Shares shall not be convertible into Common Shares.

Paragraph 2.  EXPRESS TERMS OF THE COMMON SHARES

     The Common Shares shall be subject to the express terms of the Serial Preferred Stock and any series thereof. Each Common Share shall be equal to every other Common Shares. The holders of Common Shares shall be entitled to one vote for each share upon all matters presented to the shareholders. The holders of Common Shares shall have no pre-emptive rights to purchase or have offered to them for purchase any Common Shares which the Corporation may from time to time issue and offer for sale for any purpose, and any such rights heretofore existing are hereby terminated.

     FIFTH: The Corporation by action of its Board of Directors may purchase any issued shares of the Corporation to the extent not prohibited by law.

     SIXTH: Notwithstanding any provision of the Revised Code, as now or hereafter in force, requiring for any purpose the vote, consent, waiver, or release of the holders of a designated proportion (but less than all) of the shares of the Corporation, such vote, consent, waiver, or release, unless otherwise expressly provided by law, may be made or taken by the vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation.

     SEVENTH: These Amended Articles of Incorporation supersede and take the place of the existing Articles.


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